UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 21, 2011
(Date of earliest event reported)

0-16211
(Commission File Number)

DENTSPLY International Inc.
(Exact name of registrant as specified in its charter)

Delaware	39-1434669
(State of Incorporation)	(IRS Employer Identification No.)

221 West Philadelphia Street,
York, Pennsylvania	17405-0872
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (717) 845-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 22, 2011, DENTSPLY International Inc. (the “Company”) announced that it had entered into an agreement dated as of June 21, 2011  (the “Agreement”) with Astra Tech International AB (“Seller”) relating to the acquisition by the Company of the entire issued share capital of Astra Tech AB (“Astra Tech”) for $1.785 billion.  Astra Tech is indirectly owned by AstraZeneca PLC.

The transaction is expected to be completed by December 31, 2011 and the Agreement provides that the transaction is conditioned on the receipt of certain regulatory approvals and Astra Tech not suffering a material adverse change prior to the closing of the transaction.

Seller and the Company have made customary representations and warranties and covenants in the Agreement. The terms of the Agreement call for Seller and Astra Tech to provide each other specified support services during the course of the ownership transition.

The Company has obtained debt financing commitments for the transaction contemplated by the Agreement, the proceeds of which, when combined with cash on hand and the issuance of commercial paper, will be sufficient for the Company to pay the aggregate consideration and all related fees and expenses of the transaction.

The Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference. This description of the material terms of the Agreement is qualified in its entirety by reference to such exhibit.

The Agreement contains representations and warranties by each of the parties thereto. These representations and warranties were made solely for the benefit of the other parties to the Agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (ii) may have been qualified in the Agreement by disclosures that were made to the other party in connection with the negotiation of the Agreement, (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws, and (iv) were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

EXHIBIT NO.	DESCRIPTION

1.1	Agreement relating to the entire share capital of Astra Tech AB by and between Astra Tech International AB and DENTSPLY International Inc., dated as of June 21, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENTSPLY International Inc.

By:	/s/ William R. Jellison
William R. Jellison
Senior Vice President and
Chief Financial Officer

Date: June 22, 2011